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                                                                    Exhibit 10.1

                                   AGREEMENT

     Agreement dated April 14, 2000, between THOMAS R. DONOVAN of 9402 West 123d Street, Palos Park, Illinois 60604 ("Donovan") and BOARD OF TRADE OF THE CITY OF CHICAGO, an Illinois corporation, with its principal office at 141 W. Jackson Blvd., Chicago, IL 60604 ("the Company").

     WHEREAS, Donovan is currently serving as President and Chief Executive Officer of the Company pursuant to election by the Company's Board of Directors (the "Board") and under the provisions of an Executive Employment Agreement dated May 18, 1999, and is also a member of the Board;

     WHEREAS, Donovan's term of employment under the current Executive Employment Agreement will expire on December 31, 2003;

     WHEREAS, the Board, with Donovan's support, is currently exploring a restructuring of the Company that may result in the creation of several entities instead of the current single corporation and in potentially far-reaching changes in the direction of its business;

     WHEREAS, the Company and Donovan desire that the Company be given the maximum flexibility in pursuing this restructuring; and

     WHEREAS, toward the achievement of this end, Donovan and the Company have reached agreement on the terms on which Donovan would resign as an officer and director of the Company and would assume the honorary title of President Emeritus;

     NOW, THEREFORE, in consideration of the agreements and covenants contained herein, Donovan and the Company agree as follows:
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                                   ARTICLE I

                          Resignation of Donovan and
                    Naming of Donovan as President Emeritus

     Section 1.1. Termination of Executive Employment Agreement. The Executive Employment Agreement dated May 18, 1999 between Donovan and the Company, a copy of which is attached as Exhibit A, is hereby terminated, except that Sections
2.06 and 4.02 of that Executive Employment Agreement shall continue in effect and shall be incorporated by reference into this Agreement.

     Section 1.2. Resignation of Donovan. Immediately upon ratification of this Agreement by the Board in a meeting duly complying with the Rules governing the Company and the Board, Donovan shall submit his resignation as an officer and director of the Company and of any of its,subsidiaries or affiliates. The letter shall be submitted.in the form attached as Exhibit B to this Agreement.

     Section 1.3. Title of President Emeritus. Upon receipt of Donovan's resignation, the Company through a duly passed resolution of the Board shall name Donovan to the title of President Emeritus of the Chicago Board of Trade. It is understood and agreed that the title of President Emeritus created by this Agreement is for the purpose of honoring Donovan for his long and loyal service to the Company. As President Emeritus, Donovan shall not be an officer or director of the Company, shall have no power to bind or speak for the Company or its successors, and shall. owe no fiduciary duty to the Company or its successors by virtue of his title.

     Section 1.4., Duties. During the Term of this Agreement, Donovan will provide

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consultation to the Board as requested. The Board will provide Donovan with at least two weeks' notice of the need for such services. Unless otherwise agreed between the parties, such services will be limited to no more than one week of work during any twelve-month period under this Agreement and will not require Donovan to perform services in connection with federal regulation, legislation, or lobbying. The Company will reimburse Donovan for all out-of-pocket expenses incurred in performing such requested consultation services.

     Section 1.5. Right to engage in other business or employment. During and after the Term of this Agreement, Donovan shall have the right to engage in gainful employment on behalf of other employers and/or to engage on his own behalf in other business activities, except that during the first eighteen months following the execution of this Agreement, Donovan shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the counter market), director, officer, employee, consultant, or otherwise, in competition with any business in which the Company or its affiliates are substantially engaged at any time during that eighteen-month period.

     Section 1.6. Resignation as President Emeritus. Donovan shall continue to hold the title of President Emeritus for the Term of this Agreement but not thereafter unless the Company and Donovan shall agree. Donovan may resign that title at any time during the Term of this Agreement in his sole discretion. Donovan's resignation as President Emeritus shall not affect any obligation by Donovan to the Company or by the Company to Donovan created by this Agreement or by those sections of the Executive Employment Agreement

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incorporated into this Agreement by reference.

     Section 1.7. Announcement of Resignation and Appointment as President Emeritus. On the day Donovan submits his resignation pursuant to this article, the Board shall issue the press release attached hereto as Exhibit C. Any comment by the Company or its Board or by Donovan to the news media about this resignation and appointment shall be consistent with Exhibit C and with the nondisparagement provisions in this Agreement.

                                  ARTICLE II
                     Monetary Payments and Other Benefits

     Section 2.1. Governing principle. The monetary payments and other benefits designated by this Article are intended, so far as is practicable, to provide Donovan with the equivalent of the economic benefits that he would have received through December 31, 2003 and thereafter under the Executive Employment Agreement.

     Section 2.2. Monetary payments. The Company shall make the following lump sum payments to Donovan:

     (a) An amount consisting of (1) one million four hundred thirty-seven thousand six hundred dollars ($1,437,600.00), less (2) the amount of Donovan!s base salary for the year 2000 that has been paid to him through the date of this Agreement, less any required withholdings, paid on May 1, 2000;

     (b) One million four hundred thirty-seven thousand six hundred dollars ($1,437,600.00), less any required withholdings, paid on January 1, 2001;

     (c) One million four hundred thirty-seven thousand six hundred dollars

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($1,437,600.00), less any required withholdings, paid on January 1, 2002;

     (d) One million four hundred thirty-seven thousand six hundred dollars ($1,437,600.00), less any required withholdings, paid on January 1, 2003.

     (e) Payment for Donovan's 120 accumulated sick days, using Donovan's current base salary of $1,437,600, less any required withholdings, paid on May 1, 2000.

     The Company shall issue Donovan each year a form W-2 reflecting these salary payments. There shall be no reduction of any of these payments on account of income earned by Donovan from any other source. In the event of the death of Donovan during the Term of this Agreement, any payments called for by this schedule after Donovan's death shall be paid to Donovan's legal representative.

     Section 2.3. Certain insurance and retirement benefits for Donovan during the Term of this Agreement.

     (a) Insurance benefits. Until the expiration of the Term of this Agreement, or until the death of Donovan, whichever occurs first, the Company shall provide or arrange for the following insurance benefits for Donovan in the same amounts and on the same terms as it is currently making available to him:

     (i) Health and dental insurance for Donovan and his dependents, under the Company's Health Plan and Dental Plan, or coverage equivalent to the coverage provided by those Plans;

     (ii) Continued participation in the "Execu-Care" Medical Reimbursement and Accidental Death & Dismemberment programs in which Donovan has participated as President and CEO of the Company;

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     (iii) Long-term disability insurance coverage;

     (iv) Continued insurance coverage on Donovan's life in such amount as the insurance that is currently provided to Donovan by virtue of his employment at the Company, whether through whole-life or term life policies (excluding any insurance on Donovan's life as to which the beneficiary is the Company rather than a beneficiary named by Donovan);

     (v) Continued accidental death and dismemberment insurance of Donovan in such amounts and on such terms as are currently provided to Donovan by virtue of his employment at the Company.

     The insurance coverage required by this subsection 2.3(a) may be provided to Donovan through continued coverage of Donovan through the Company's existing plans, through purchase by the Company of new policies providing such coverage to Donovan, or by any other mutually agreeable method of providing such coverage. As between Donovan and the Company, the cost of providing such coverage shall continue to be borne in the same manner for each coverage as it is being borne as of the date of this Agreement. If, as a result of the provision of these benefits on Donovan's behalf by the Company, taxable income results to Donovan, the Company shall make an additional payment (on a grossed-up basis) to relieve him from the burden of such taxes.

     (b) Retirement benefits. The parties understand that Donovan may be ineligible to continue participating as a "covered employee" in the Company's Qualified Savings Plan, Non-Qualified Savings Plan, Qualified Pension Plan, and Non-Qualified Pension Plan. Therefore:

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     (i) Payments to compensate Donovan for loss of participation in Qualified and Non-Qualified Employee Savings and Pension Plans. Within 60 days of the end of each plan year during the Term of this Agreement, the Company shall pay Donovan the amount of money it would have paid to Donovan or would have paid on Donovan's behalf, in each case pursuant to the contribution formula in said plans and the past practice of the Company as to grossing up said payments for federal and state income taxes. During the term of this Agreement, said formulas will not be changed as to Donovan. The amount of the payment to Donovan will be determined each year by an actuary selected by the Company. The Company's actuary will assume, in making these calculations, that Donovan's annual compensation is $1,437,600. The Company shall disclose to Donovan the basis on which it calculates these payments.

     (ii) Early retirement right not affected. The payments called for by subparagraph (i) above shall not be affected, in their manner of calculation or amount, in the event Donovan should exercise his right to take early retirement under the provisions of the Company's Qualified Employee Pension Plan.

     (iii) Payments on account of Benefit Plans in the event of Donovan's death. If the terms of any of Plan Documents referred to in this section 2.3(b) would have called for payments to be made following Donovan's death had he continued as the Company's President and died before December 31, 2003, then such payments will be made in the event Donovan dies before the expiration of this Agreement.

     Section 2.4. Post-Agreement Medical and Dental Coverage. Following expiration of the term of this Agreement, the Company shall provide the coverage for Donovan and his

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immediate family as specified in section 2.06 of the Executive Employment
Agreement, which section has been incorporated by reference into this Agreement.

     Section 2.5. Legal fees. The Company shall reimburse Donovan for the reasonable legal fees and expenses he has incurred as a result of the negotiation and preparation of this Agreement.

                                  ARTICLE III

                                 Miscellaneous

     Section 3.1. Company successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. Without limiting the generality of the foregoing, the rights and obligations of the Company under this Agreement shall be binding upon (a) any corporation or other business entity that shall henceforth acquire some or all of the assets of the Company; (b) any corporation or other business entity that shall henceforth be created in such a restructuring to conduct a part or all of the Company's business operations; and
(c) any corporation or other business entity with which the Company shall henceforth merge.

     Section 3.2. Donovan's successors. Donovan's rights and obligations under this Agreement shall inure to the benefit of and be binding upon his heirs, beneficiaries, successors, and legal representatives.

     Section 3.3. Term of Agreement. The Term of this Agreement shall be through and including December 31, 2003.

     Section 3.4. Nondisparagement obligations. Donovan shall refrain from making

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any statements to representatives of the news media, to employees or former employees of the Company, to present or former members of the Board, or to other persons which disparage or criticize the Company, the Chairman of the Board, the Board or its members, the Company's management, or the Company's business plans, including, but not limited to, its efforts to restructure its business operations. The Company (including its officers and directors) shall refrain from making any statements to representatives of the news media, to employees or former employees of the Company, to present or former members of the Board, or to other persons which disparage or criticize Donovan or his performance while an officer of the Company.

     Section 3.5. Amendments. No waiver, modification, or amendment of any provision hereof shall be effective unless authorized by the Board and executed in writing on behalf of the Company by an authorized officer. Any such waiver, modification, or amendment shall require the written consent of Donovan.

     Section 3.6. Indemnification. This Agreement shall not affect Donovan's rights to indemnification by the Company for past conduct under the Board's policy of indemnifying officers and directors. If Donovan, as a result of his title of President Emeritus created by this Agreement, is henceforth sued on account of events occurring after the date of this Agreement, the Company will provide indemnification to Donovan for such claims on the same terms as it provides indemnification to its officers and directors. Further, the Company will reimburse Donovan for the reasonable legal fees and costs he incurs as a result of any legal challenge that may be made to the enforceability or legality of this Agreement.

     Section 3.7. Release of Company By Donovan. In consideration of the payments

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and other obligations by the Company under this Agreement, Donovan, on behalf of himself and his heirs, successors and assigns, hereby releases the Company, the Company's subsidiaries and affiliates, its successors, and all of the directors, officers, employees, agents, and attorneys of the Company and its subsidiaries and affiliates, from any claims of any kind based on events preceding the execution of this Agreement arising out of Donovan's past employment with the Company or his resignation as President and Chief Executive Officer.

     Section 3.8. Release of Donovan By Company. In consideration of Donovan's resignation and the other obligations assumed by him under this Agreement, the Company, on behalf of itself, its subsidiaries and affiliate's, and its successors, hereby releases Donovan from any claims of any kind based on events preceding the execution of this Agreement arising out of Donovan's employment with the Company, his resignation, and the termination of his employment.

     Section 3.9. Authority of the Board. Attached hereto and made a part hereof as Exhibit D is a certified copy of a resolution of the Company's Board of Directors in a duly authorized meeting, authorizing execution of this Agreement on behalf of the Company.

     Section 3.10. Waiver. Any failure by either party to this Agreement to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of any other provision hereof.

     Section 3.11. Headings. The Article and Section headings are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 3.12. Applicable law. This Agreement shall at all times be governed by

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and construed, interpreted and enforced in accordance with the laws of the State of Illinois.

     Section 3.13. Counterparts. This Agreement may be signed in counterparts.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its Chairman and First Vice Chairman and the Executive has signed this Agreement as of the days below written.


/s/ THOMAS R. DONOVAN                              4/13/00
------------------------------             -------------------------
THOMAS R. DONOVAN                          DATE:



CHICAGO BOARD OF TRADE:


/s/ DAVID P. BRENNAN
------------------------------
DAVID P. BRENNAN, as
Chairman of the Board of
Directors



/s/ Illegible
------------------------------
First Vice Chairman



WITNESS:



/s/ Illegible
------------------------------
Secretary
Board of Trade of the
City of Chicago

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